EXHIBIT 10.1

AMENDMENT NO. 1 TO AGREEMENT

This Amendment No. 1 to Agreement (this "Amendment") is made and entered into as of August 5, 2006, by and among Acxiom Corporation (the "Company" or “Acxiom”), on the one hand, and VA Partners, LLC, ValueAct Capital Master Fund, L.P., ValueAct Capital Management, L.P., ValueAct Capital Management, LLC (collectively, the “ValueAct Group"), on the other hand. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

A.       The ValueAct Group and the Company are parties to that certain Agreement dated August 5, 2006 (the “Agreement”).

B.           The ValueAct Group and the Company desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Amendment to Section 7 of the Agreement. Section 7 of the Agreement is hereby amended and replaced in its entirety by the following:

“The ValueAct Group agrees that until the first year anniversary of this Agreement that it shall not sell or trade, whether directly or indirectly any securities of Acxiom, including without limitation, any derivative securities of Acxiom or related thereto, except with the prior written consent of the Executive Committee of the Acxiom Board. The ValueAct Group agrees that for so long as Mr. Ubben is a member of the Acxiom Board, the ValueAct Group will not acquire, whether directly or indirectly, any securities of Acxiom, including without limitation, any derivative securities of Acxiom or related thereto, except with the prior written consent of the Executive Committee of the Acxiom Board.

In addition to the foregoing, the ValueAct Group and the Company agree that if at any time during the two year period following the date of the Agreement the ValueAct Group’s direct or indirect ownership of Acxiom securities represents 15% or more of the outstanding capital stock of Acxiom (excluding treasury shares), the Company, at its election, may require the ValueAct Group to sell into the public market, within 60 trading days and in compliance with applicable securities laws, that number of shares of Acxiom securities such that the ValueAct Group’s direct or indirect ownership of Acxiom securities represents less than 15% of the outstanding capital stock of Acxiom (excluding treasury shares) following such sale. In the event that the ValueAct Group’s direct or indirect ownership of Acxiom securities increases to 15% or more of the outstanding capital stock of Acxiom (excluding treasury shares) due to a stock repurchase of any kind by Acxiom, and if Acxiom elects to trigger the foregoing requirement, rather than be required to sell into the public market as described in the previous sentence, and subject to applicable securities laws, the ValueAct Group shall be permitted to sell its shares directly to Acxiom as part of such stock repurchase program.

2.            Effect on Agreement. The Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement, as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ACXIOM CORPORATION

By:	/s/ Jerry C. Jones
Name: Jerry C. Jones
Title: Vice President

VA PARTNERS, LLC

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben
Title:	Managing Member

VALUEACT CAPITAL MASTER FUND, L.P.

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben
Title:	Managing Member

VALUEACT CAPITAL MANAGEMENT, L.P.

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben
Title:	Managing Member

VALUEACT CAPITAL MANAGEMENT, LLC

By:	/s/ Jeffrey W. Ubben
Name: Jeffrey W. Ubben
Title:	Managing Member

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